                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         Meristar Hotel & Resorts, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, par value $.01
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    589988104
                    ----------------------------------------
                                 (CUSIP Number)
                                 Richard Newman
                      440 South LaSalle Street, Suite 1614
                             Chicago, Illinois 60605
 ------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                December 31, 1998
          ------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [X]  Rule 13d-1(b)

   [_]  Rule 13d-(c)

   [_]  Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------                    -----------------------------
CUSIP NO. 589988104                      13G                Page 2 of 15 Pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           First Capital Alliance Limited Partnership 36-3769190

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [X]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Illinois
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           1,747,300
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              -0-
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                           1,747,300

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           -0-

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,747,300 common shares
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 5.59%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                 PN
--------------------------------------------------------------------------------

-------------------------------                    -----------------------------
CUSIP NO. 589988104                      13G                Page 3 of 15 Pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           First Capital Alliance L.L.C. 36-3783642

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [X]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Illinois
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           -0-
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              1,747,300
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                           -0-

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           1,747,300

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,747,300 common shares
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 5.59%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                 OO
--------------------------------------------------------------------------------

-------------------------------                    -----------------------------
CUSIP NO. 589988104                      13G                Page 4 of 15 Pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           Henry Chu ###-##-####

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [X]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           -0-
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              1,747,300
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER


                                           -0-
                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           1,747,300

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,747,300 common shares
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 5.59%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                 IN
--------------------------------------------------------------------------------

-------------------------------                    -----------------------------
CUSIP NO. 589988104                      13G                Page 5 of 15 Pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           Richard Newman     ###-##-####

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [X]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           -0-
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              1,747,300
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                           -0-

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           1,747,300

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,747,300 common shares
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 5.59%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                 IN
--------------------------------------------------------------------------------

-------------------------------                    -----------------------------
CUSIP NO. 589988104                      13G                Page 6 of 15 Pages

-------------------------------                    -----------------------------



                                  SCHEDULE 13-G
                            Meristar Hotels & Resorts
              Filed by First Capital Alliance Limited Partnership,
                         First Capital Alliance L.L.C.,
                          Richard Newman and Henry Chu

Item 1.           Security and Issuer:

                           Meristar Hotels & Resorts, Inc.
                           1010 Wisconsin Ave., N.W., Ste. 650
                           Washington, DC  20007
                           Common Stock of Meristar Hotels and Resorts

Items 2-6 Inclusive for First Capital Alliance Limited Partnership

Item 2.           Identity and Background:

                           (a)      First Capital Alliance Limited Partnership

                           (b)      Address of Principal Business:
                                    440 S. LaSalle Street, Ste. 1614
                                    Chicago, Illinois  60605

                           (c)      Citizenship:  United States; organized in
                                    Illinois

                           (d)      Common stock of Meristar Hotels and Resorts.

                           (e)      589988104

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)or c), Check whether the Person Filing is a:

         (a)      [X]      Broker or dealer registered under Section 15 of the
                           Exchange Act.

         (b)      [_]      Bank as defined in Section 3(a)(6) of the Exchange
                           Act.

         (c) [_] Insurance company as defined in Section 3(a)(19)of the Exchange Act.

         (d) [_] Investment company registered under Section 8 of the Investment Company Act.

         (e)      [_]      An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

         (f)      [_]      An employee  benefit plan or endowment  fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)      [_]      A parent  holding  company or control  person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)      [_]      A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;

         (i)      [_]      A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14)of the Investment Company Act;

         (j)      [_]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

-------------------------------                    -----------------------------
CUSIP NO. 589988104                      13G                Page 7 of 15 Pages

-------------------------------                    -----------------------------

Item 4.           Ownership

                        (a)  Amount beneficially owned:  1,747,300
                        (b)  Percent of class:  5.59%
                        (c)  Number of shares as to which reporting person has:

                             (i)     Sole power to vote or direct the vote:
                                       1,747,300.
                             (ii)    Shared power to vote or direct the vote:
                                       0.
                             (iii)   Sole power to dispose or direct the
                                       disposition of 1,747,300.
                             (iv)    Shared power to dispose or to direct the
                                       disposition of 0.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         The Limited Partners of First Capital Alliance Limited Partnership have the right to receive dividends from the proceeds from the sale of common stock of Meristar Hotels and Resorts, Inc. No other persons, other than the persons included in this Schedule 13G, are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable


Item 8.  Identification and Classification of Members of the Group.

         Not Applicable


Item 9.  Notice of Dissolution of Group.

         Not Applicable


Item 10.  Certifications.

      The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

         "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

-------------------------------                    -----------------------------
CUSIP NO. 589988104                      13G                Page 8 of 15 Pages

-------------------------------                    -----------------------------



Items 2-6 Inclusive for First Capital Alliance L.L.C.

Item 2.           Identity and Background:

                           (a)  First Capital Alliance L.L.C.

                           (b)  Address of Principal Business:
                                440 S. LaSalle Street, Ste. 1614
                                Chicago, Illinois  60605

                           (c)  Citizenship:  United States; organized
                                in Illinois

                           (d)  Common stock of Meristar Hotels and Resorts.

                           (e)  589988104

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)or c), Check whether the Person Filing is a:

         (a)      [_]      Broker or dealer registered under Section 15 of the
                           Exchange Act.

         (b)      [_]      Bank as defined in Section 3(a)(6) of the Exchange
                           Act.

         (c)      [_]      Insurance company as defined in Section 3(a)(19)of
                           the Exchange Act.

         (d)      [_]      Investment company registered under Section 8 of
                           the Investment Company Act.

         (e)      [_]      An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

         (f)      [_]      An employee  benefit plan or endowment  fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)      [X]      A parent  holding  company or control  person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)      [_]      A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;

         (i)      [_]      A church plan that is excluded from the
                           definition of an investment company under Section
                           3(c)(14)of the Investment Company Act;

         (j)      [_]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

-------------------------------                    -----------------------------
CUSIP NO. 589988104                      13G                Page 9 of 15 Pages

-------------------------------                    -----------------------------


Item 4.           Ownership

                  (a)      Amount beneficially owned:  1,747,300
                  (b)      Percent of class:  5.59%
                  (c)      Number of shares as to which reporting person has:

                          (i)     Sole power to vote or direct the vote: 0.
                          (ii)    Shared power to vote or direct the vote:
                                       1,747,300.
                          (iii)   Sole power to dispose or direct the
                                       disposition of 0.
                          (iv)    Shared power to dispose or to direct the
                                       disposition of 1,747,300.


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         The Limited Partners of First Capital Alliance Limited Partnership have the right to receive dividends from the proceeds from the sale of common stock of Meristar Hotels and Resorts, Inc. No other persons, other than the persons included in this Schedule 13G, are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable


Item 8.  Identification and Classification of Members of the Group.

         Not Applicable


Item 9.  Notice of Dissolution of Group.

         Not Applicable


Item 10.  Certifications.

      The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

         "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

-------------------------------                    -----------------------------
CUSIP NO. 589988104                      13G                Page 10 of 15 Pages

-------------------------------                    -----------------------------

Items 2-6 Inclusive for Henry Chu

Item 2.           Identity and Background:

                           (a)      Henry Chu

                           (b)      Address of Principal Business:
                                    440 S. LaSalle Street, Ste. 1614
                                    Chicago, Illinois  60605

                           (c)      Citizenship:  United States; organized in
                                    Illinois

                           (d)      Common stock of Meristar Hotels and Resorts.

                           (e)      589988104

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)or c), Check whether the Person Filing is a:

         (a)      [_]      Broker or dealer registered under Section 15 of the
                           Exchange Act.

         (b)      [_]      Bank as defined in Section 3(a)(6) of the Exchange
                           Act.

         (c)      [_]      Insurance company as defined in Section 3(a)(19)of
                           the Exchange Act.

         (d)      [_]      Investment company registered under Section 8 of
                           the Investment Company Act.

         (e)      [_]      An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

         (f)      [_]      An employee  benefit plan or endowment  fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)      [X]      A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)      [_]      A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;

         (i)      [_]      A church plan that is excluded from the
                           definition of an investment company under Section
                           3(c)(14)of the Investment Company Act;

         (j)      [_]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership

                   (a)      Amount beneficially owned:  1,747,300
                   (b)      Percent of class:  5.59%
                   (c)      Number of shares as to which reporting person has:

                            (i)     Sole power to vote or direct the vote: 0.
                            (ii)    Shared power to vote or direct the vote:
                                       1,747,300.
                            (iii)   Sole power to dispose or direct the
                                       disposition of 0.
                            (iv)    Shared power to dispose or to direct the
                                       disposition of 1,747,300.

-------------------------------                    -----------------------------
CUSIP NO. 589988104                      13G                Page 11 of 15 Pages

-------------------------------                    -----------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         The Limited Partners of First Capital Alliance Limited Partnership have the right to receive dividends from the proceeds from the sale of common stock of Meristar Hotels and Resorts, Inc. No other persons, other than the persons included in this Schedule 13G, are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable


Item 8.  Identification and Classification of Members of the Group.

         Not Applicable


Item 9.  Notice of Dissolution of Group.

         Not Applicable


Item 10.  Certifications.

      The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

         "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

-------------------------------                    -----------------------------
CUSIP NO. 589988104                      13G                Page 12 of 15 Pages

-------------------------------                    -----------------------------

Items 2-6 Inclusive for Richard Newman

Item 2.           Identity and Background:

                           (a)      Richard Newman

                           (b)      Address of Principal Business:
                                    440 S. LaSalle Street, Ste. 1614
                                    Chicago, Illinois  60605

                           (c)      Citizenship:  United States; organized in
                                       Illinois

                           (d)      Common stock of Meristar Hotels and Resorts.

                           (e)      589988104

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)or c), Check whether the Person Filing is a:

         (a)      [_]      Broker or dealer registered under Section 15 of the
                           Exchange Act.

         (b)      [_]      Bank as defined in Section 3(a)(6) of the Exchange
                           Act.

         (c)      [_]      Insurance company as defined in Section 3(a)(19)of
                           the Exchange Act.

         (d)      [_]      Investment company registered under Section 8 of
                           the Investment Company Act.

         (e)      [_]      An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

         (f)      [_]      An employee  benefit plan or endowment  fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)      [X]      A parent  holding  company or control  person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)      [_]      A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;

         (i)      [_]      A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14)of the Investment Company Act;

         (j)      [_]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership

                  (a)      Amount beneficially owned:  1,747,300
                  (b)      Percent of class:  5.59%
                  (c)      Number of shares as to which reporting person has:

                          (i)     Sole power to vote or direct the vote: 0.
                          (ii)    Shared power to vote or direct the vote:
                                       1,747,300.
                          (iii)   Sole power to dispose or direct the
                                       disposition of 0.
                          (iv)    Shared power to dispose or to direct the
                                       disposition of 1,747,300.

-------------------------------                    -----------------------------
CUSIP NO. 589988104                      13G                Page 13 of 15 Pages

-------------------------------                    -----------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         The Limited Partners of First Capital Alliance Limited Partnership have the right to receive dividends from the proceeds from the sale of common stock of Meristar Hotels and Resorts, Inc. No other persons, other than the persons included in this Schedule 13G, are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable


Item 8.  Identification and Classification of Members of the Group.

         Not Applicable


Item 9.  Notice of Dissolution of Group.

         Not Applicable


Item 10.  Certifications.

      The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

         "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

-------------------------------                    -----------------------------
CUSIP NO. 589988104                      13G                Page 14 of 15 Pages

-------------------------------                    -----------------------------


         After reasonable inquiry and to the best of our knowledge and belief, and undersigned certify that the information set forth in this statement is true.




February 24, 1999


                                      FIRST CAPITAL ALLIANCE LIMITED PARTNERSHIP


                                      By: First Capital Alliance, L.L.C.,
                                          Its general partner
                                          By:/s/ Richard Newman
                                             -----------------------------
                                             Richard Newman, Manager


                                      FIRST CAPITAL ALLIANCE L.L.C.


                                      By: /s/ Richard Newman
                                          -------------------------------
                                          Richard Newman, Manager



                                          /s/ Richard Newman
                                          -------------------------------
                                          Richard Newman



                                          /s/ Henry Chu
                                          -------------------------------
                                          Henry Chu

-------------------------------                    -----------------------------
CUSIP NO. 589988104                      13G                Page 15 of 15 Pages

-------------------------------                    -----------------------------




                             EXHIBIT TO SCHEDULE 13G
                             DATED FEBRUARY 24, 1999
                                       OF
                   FIRST CAPITAL ALLIANCE LIMITED PARTNERSHIP
                          FIRST CAPITAL ALLIANCE L.L.C.
                               RICHARD NEWMAN AND
                                    HENRY CHU


         First Capital Alliance Limited Partnership ("FCA"), First Capital Alliance L.L.C ("First Cap"), Richard Newman ("Newman") and Henry Chu (Chu") hereby agree to the joint filing of the Schedule 13G to which this statement is attached be filed on behalf of FCA, First Cap, Newman and Chu, and that any amendments to this Schedule 13G may be filed on behalf of FCA, First Cap, Newman and Chu.


                                    FIRST CAPITAL ALLIANCE LIMITED PARTNERSHIP


                                    By: First Capital Alliance, L.L.C.,
                                        Its general partner
                                        By:/s/ Richard Newman
                                           -------------------------------
                                           Richard Newman, Manager


                                    FIRST CAPITAL ALLIANCE L.L.C.


                                    By: /s/ Richard Newman
                                        -------------------------------
                                        Richard Newman, Manager



                                        /s/ Richard Newman
                                        -------------------------------
                                        Richard Newman



                                        /s/ Henry Chu
                                        -------------------------------
                                        Henry Chu